We hereby consent to the use in the Statements of Additional Information in this Pre-Effective Amendment No. 1 to the Registration Statement No. 333-103199 on Form N-6 of (1) our report dated February 4, 2003 relating to the financial statements of Separate Account FP of the The Equitable Life Assurance Society of the United States for the year ended December 31, 2002, and (2) our report dated February 4, 2003 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2002. We also consent to the reference to us under the heading "Financial statements of Separate Account FP and Equitable Life" in the Prospectuses and "Custodian and Independent Accountants" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 4, 2003